Exhibit 99.1

Proginet Announces Preliminary Year-End 2009 Financial Results

Garden City, NY — August 7, 2009 — Proginet Corporation [OTCBB: PRGF], a world leader in multi-platform file transfer solutions, today announced preliminary (unaudited) financial results for the fiscal year and quarter ended July 31, 2009. Proginet expects that total revenues for the year will amount to $9.3 million, compared to total revenues of $7.6 million previously reported for fiscal 2008. Operating expenses, net, for fiscal 2009, are expected to amount to $9.7 million, down from $10.1 million in fiscal 2008. Included in operating expenses are charges such as severance, termination, and restructuring fees which decreased the impact of the cost reduction effort which the management team focused on all year. Proginet expects that revenues for the 4th Quarter 2009 will amount to $2.7 million, compared to total revenues of $1.8 million previously reported for the 4th Quarter 2008. Operating expenses, net, for Q4 2009 are expected to amount to $2.2 million, down from $3.1 million in the previous year. The Company also increased its cash position from the third quarter to $1.1 million and carries no debt.

"Fiscal 2009 was a transition year for Proginet. We moved from a company with a direct sales focus and numerous channel partners to a Company with a tightly focused direct sales capability and much larger indirect distribution channels such as Beta Systems and industry OEM software partners Attachmate and Software AG/WebMethods," stated Sandy Weil, Proginet's President and CEO. "Making this change in the midst of the worst economic climate the industry has experienced in recent history and still managing to put decent numbers on the board has been a tremendous accomplishment," he added. “During fiscal 2009 we neared company record breaking revenues, reduced operating costs, and improved overall results. As our partners develop and our cost reduction efforts are fully realized, our profitability should improve. We have always had good technology, experienced people, and a market interested in price/performance. We need to continue to focus on execution in the next year as we have created some great opportunity for company. As I stated a year ago, the change program will take time to show more closed business, but I think we will continue to move in the right direction,” he concluded.

Proginet also previously announced a major OEM agreement with Inovis, who has 20,000 customers using their extensive B2B integration platform and outsourcing service.

Proginet points out that all estimates are preliminary and that differences may arise between estimates and actual results which will be available when the Company and its auditors complete their audit of the Company's results for fiscal year 2009. The Company will report fiscal 2009 financial results on September 22, 2009, with an Investor Conference Call scheduled for the same day (full details below).

Investor Conference Call
Proginet will hold an Investor Conference Call on Tuesday, September 22, 2009 at 4:30pm Eastern Time. The call will be an opportunity to review fiscal 2009 financial results and provide investor updates.

To listen or participate, investors should call in at the numbers below immediately prior to the event (you will need all of the following information):

Domestic - +1 (888) 989-8179
International - +1 (312) 470-7271
Passcode - Proginet
Leader - Mr. Sandy Weil

Annual Shareholder Meeting
Proginet's Annual Shareholder Meeting will be held at the offices of Proginet Corporation, 200 Garden City Plaza, Garden City, N.Y. 11530, on Tuesday, November 17, 2009, at 4:30pm Eastern Time. Shareholders of record at the close of business on September 28, 2009, will receive notification of the meeting, with registration instructions, during the month of October.

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To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call (516) 535-3600.

About Proginet Corporation
Proginet Corporation offers a universal, multi-platform software solution for fast, inexpensive and secure file transfers both inside and outside the enterprise. Proginet’s CyberFusion Integration Suite (CFI)® is used by companies of all sizes to conduct business more efficiently while protecting customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet has built a customer base of over 400 companies spanning 30 countries. Headquartered in New York, the Company is publicly traded under the symbol [OTCBB: PRGF.OB]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSB, Forms 10-Q and Forms 8-K (www.sec.gov).

Press Contact(s)
Debra DiMaria
Chief Financial Officer
+1 (516) 535-3681
ddimaria@proginet.com